AUTODESK, INC. (ADSK)
FOURTH QUARTER FISCAL 2016 EARNINGS ANNOUNCEMENT
February 25, 2016
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 25, 2016 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition

Autodesk is undergoing a business model transition in which the company will discontinue selling new perpetual licenses in favor of subscriptions and flexible license agreements. During the transition, billings, revenue, gross margin, operating margin, EPS, deferred revenue, and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new offerings bring a wider variety of price points. The Company has introduced several new metrics to help investors understand its financial performance during and after the transition, as shown below.

In conjunction with Autodesk's business model transition the content and format of this document is under review and will likely include changes starting next quarter.

Fourth Quarter Fiscal 2016 Overview

•
Total subscriptions increased by approximately 109,000 from the third quarter of fiscal 2016 to 2.58 million at the end of the fourth quarter. New model subscriptions (Desktop, enterprise flexible license, and cloud subscription) increased by approximately 62,000 from the third quarter of fiscal 2016 to 427,000.

•
Total annualized recurring revenue (ARR) was $1.38 billion, an increase of 10 percent compared to the fourth quarter last year as reported and 12 percent on a constant currency basis. New model ARR was $255 million and increased 68 percent compared to the fourth quarter last year as reported, and 74 percent on a constant currency basis.

•	Deferred revenue increased 31 percent to $1.52 billion, compared to $1.16 billion in the fourth quarter last year.

•	Total billings increased 15 percent compared to the fourth quarter last year as reported and 23 percent on a constant currency basis.

•	Revenue was $648 million, a decrease of 2 percent compared to the fourth quarter last year as reported and an increase of 3 percent on a constant currency basis.

•	Total GAAP spend (cost of revenue plus operating expenses) was $658 million, an increase of 1 percent compared to the fourth quarter last year.

•	Total non-GAAP spend was $582 million, flat compared to the fourth quarter last year. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables.

•	GAAP operating margin was (1) percent, compared to 2 percent in the fourth quarter last year.

•	Non-GAAP operating margin was 10 percent, compared to 13 percent in the fourth quarter last year.

•	GAAP diluted net loss per share was $(0.15). GAAP diluted net income per share was $0.05 in the fourth quarter last year.

•	Non-GAAP diluted net income per share was $0.21, compared to $0.25 in the fourth quarter last year.

•	Cash flow from operating activities was $170 million, compared to $257 million in the fourth quarter last year.

Billings Review*

Total billings for the fourth quarter increased 15 percent compared to the fourth quarter last year as reported and 23 percent on a constant currency basis. The increase is related primarily to strong growth in both subscription and license billings.

Subscription billings (includes Maintenance Subscription, cloud services, and a portion of Desktop Subscription) increased 19 percent, compared to the fourth quarter last year as reported and 29 percent on a constant currency basis. The increase is related primarily to strong billings growth in all subscription types.

* For definitions, please view the Glossary of Terms later in this document.

Subscriptions Review*

(in thousands)	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016
Total subscriptions	2,234	2,328	2,389	2,469	2,578
Maintenance subscriptions	2,013	2,058	2,070	2,104	2,151
New model subscriptions	220	270	319	366	427

Total subscriptions were 2.58 million, an increase of approximately 109,000 from the third quarter of fiscal 2016. Maintenance subscriptions were 2.15 million, an increase of 47,000. New model subscriptions (Desktop, enterprise flexible license, and cloud subscription) were 427,000, an increase of 62,000. The increase in New model subscriptions was led by Desktop subscriptions.

* For definitions, please view the Glossary of Terms later in this document.

Revenue Analysis*

(in millions)	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2016
Total net revenue (1)	$665	$647	$610	$600	$648	$2,504
License and other revenue	$354	$327	$291	$281	$329	$1,227
Subscription revenue	$310	$320	$319	$319	$320	$1,277
Total annualized recurring revenue (ARR)	$1,255	$1,321	$1,337	$1,354	$1,376	$1,376
Maintenance ARR	$1,104	$1,141	$1,133	$1,133	$1,121	$1,121
New model ARR	$152	$180	$204	$221	$255	$255
Recurring revenue (2)	47%	51%	55%	56%	53%	54%
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2)    Prior period balances have been adjusted to conform with current period presentation.

Total net revenue for the fourth quarter decreased 2 percent to $648 million compared to the fourth quarter last year as reported and increased 3 percent on a constant currency basis. Revenue was impacted by the business model transition noted on page 1 of this document.

License and other revenue for the fourth quarter decreased 7 percent to $329 million compared to the fourth quarter last year.

Subscription revenue for the fourth quarter increased 3 percent to $320 million compared to the fourth quarter last year. Growth in subscription revenue was related primarily to an increase in maintenance subscription revenue.

Total ARR for the fourth quarter increased 10 percent to $1.38 billion compared to the fourth quarter last year as reported, and 12 percent on a constant currency basis. Maintenance ARR was $1.12 billion and increased 2 percent compared to the fourth quarter last year as reported, and 4 percent on a constant currency basis. New model ARR was $255 million and increased 68 percent compared to the fourth quarter last year as reported, and 74 percent on a constant currency basis.

Recurring revenue was 53 percent compared to 47 percent in the fourth quarter last year.

Backlog was $31 million, a decrease of $9 million compared to the fourth quarter last year and an increase of $29 million sequentially. At the end of the fourth quarter, channel inventory was less than one week.

* For definitions, please view the Glossary of Terms later in this document.

Revenue by Geography (1)

(in millions)	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2016
Americas	$238	$244	$236	$236	$257	$973
EMEA	$273	$245	$226	$225	$238	$935
Asia Pacific	$154	$157	$148	$139	$153	$597

Emerging Economies	$107	$93	$92	$88	$94	$366
Emerging as a percentage of Total Revenue	16%	14%	15%	15%	14%	15%
___________
(1) Totals may not agree with the sum of the components due to rounding.

Revenue in the Americas was $257 million, an increase of 8 percent compared to the fourth quarter last year as reported and 9 percent on a constant currency basis.

Revenue in EMEA was $238 million, a decrease of 13 percent compared to the fourth quarter last year as reported and 4 percent on a constant currency basis.

Revenue in APAC was $153 million, a decrease of 1 percent compared to the fourth quarter last year as reported and an increase of 6 percent on a constant currency basis.

Revenue from emerging economies was $94 million, a decrease of 12 percent compared to the fourth quarter last year as reported and 11 percent on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 4 percent of total revenue.

Revenue by Product Type (1)

(in millions)	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2016
Flagship	$298	$299	$272	$267	$296	$1,134
Suites	$249	$240	$226	$218	$232	$916
New and Adjacent	$117	$108	$112	$114	$120	$454
___________
(1) Totals may not agree with the sum of the components due to rounding.

Revenue from Flagship products was $296 million, a decrease of 1 percent compared to the fourth quarter last year.

Revenue from Suites was $232 million, a decrease of 7 percent compared to the fourth quarter last year. Revenue from Suites was 36 percent of total revenue.

Revenue from New and Adjacent products was $120 million, an increase of 3 percent compared to the fourth quarter last year.

Revenue by Business Segment

(in millions)	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2016
Architecture, Engineering and Construction	$242	$237	$233	$225	$254	$949
Manufacturing	$190	$185	$171	$175	$194	$725
Platform Solutions and Emerging Business	$189	$185	$164	$161	$160	$670
Media and Entertainment	$43	$40	$41	$39	$40	$160

Revenue from our AEC business segment was $254 million, an increase of 5 percent compared to the fourth quarter last year driven by growth from our AEC flexible enterprise offerings. Revenue from our AEC suites increased 2 percent compared to the fourth quarter last year, led by growth in Building Design Suite.

Revenue from our Manufacturing business segment was $194 million, an increase of 2 percent compared to the fourth quarter last year. Growth in our Manufacturing segment was primarily from AutoCAD Mechanical. Revenue from our Manufacturing suites decreased 11 percent compared to the fourth quarter last year.

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $160 million, a decrease of 15 percent compared to the fourth quarter last year. Combined revenue from AutoCAD and AutoCAD LT was $145 million, a decrease of 12 percent compared to the fourth quarter last year, related primarily to a decrease in AutoCAD LT, which had transitioned to Desktop subscription in most of APAC at the end of the third quarter.

Revenue from our Media and Entertainment (M&E) business segment was $40 million, a decrease of 7 percent compared to the fourth quarter last year primarily related to a decline in Creative Finishing. At the beginning of the fourth quarter of fiscal 2016, Autodesk exited the Creative Finishing hardware business.

Foreign Currency Impact

(in millions)	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2016
FX Impact on Total Billings	$(32)	$(31)	$(50)	$(36)	$(65)	$(182)
FX Impact on Total Revenue	$(11)	$(22)	$(25)	$(28)	$(35)	$(110)
FX Impact on Cost of Revenue and Operating Expenses	$14	$22	$25	$24	$20	$91
FX Impact on Operating Income	$3	$—	$—	$(4)	$(15)	$(19)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates and hedging was $65 million unfavorable on billings. Compared to the third quarter of this year, the impact of foreign currency exchange rates and hedging was $14 million unfavorable on billings.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates, including the benefits of our hedging program, was $35 million unfavorable on revenue and $20 million favorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2016
Cash Flows from Operating Activities	$257	$87	$77	$80	$170	$414
Capital Expenditures	$16	$13	$17	$12	$31	$72
Depreciation, Amortization and Accretion	$36	$38	$36	$36	$36	$146
Total Cash and Marketable Securities, net of long-term debt	$1,556	$1,528	$1,466	$1,338	$1,296	$1,296
Days Sales Outstanding	63	44	59	55	92
Deferred Revenue	$1,157	$1,154	$1,236	$1,212	$1,519	$1,519

Cash flow from operating activities during the fourth quarter was $170 million, a decrease of 34 percent compared to the fourth quarter last year, primarily related to a shift in billings linearity. In the fourth quarter last year an unusually high percentage of business was billed in the first and second month of the quarter and in the fourth quarter this year an unusually high percentage of business was billed in the third month of the quarter. Combined, this makes for a difficult comparison.

Approximately 74 percent of the total cash and investments is located offshore. Net of long-term debt, cash and investments at the end of the fourth quarter was approximately $1.30 billion. Total long-term debt at the end of the fourth quarter was $1.49 billion.

During the fourth quarter, Autodesk used $100 million to repurchase approximately 1.6 million shares of common stock at an average repurchase price of $62.16 per share. In fiscal 2016, Autodesk used $458 million to repurchase approximately 8.5 million shares of common stock at an average repurchase price of $53.58 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time. The basic share count was reduced by 2.6 million shares in fiscal 2016.

Days sales outstanding was 92 days, compared to 63 days in the fourth quarter last year. The increase is primarily related to a shift in billings linearity. In the fourth quarter last year an unusually high percentage of business was billed in the first and second month of the quarter and in the fourth quarter this year an unusually high percentage of business was billed in the third month of the quarter. Combined, this makes for a difficult comparison.

Deferred revenue was $1.52 billion, an increase of 31 percent compared to the fourth quarter last year.  The increase is primarily related to the increase in subscription billings over the past four quarters driven by the business model transition.

Margins and EPS Review

	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016	FY 2016
Gross Margin
Gross Margin - GAAP	87%	86%	85%	85%	85%	85%
Gross Margin - Non-GAAP	89%	88%	87%	87%	88%	88%
Operating Expenses (in millions)
Operating Expenses - GAAP	$561	$533	$512	$524	$563	$2,132
Operating Expenses - Non-GAAP	$506	$477	$466	$469	$502	$1,914
Operating Margin
Operating Margin - GAAP	2%	3%	1%	(2)%	(1)%	—%
Operating Margin - Non-GAAP	13%	15%	11%	9%	10%	11%
Earnings Per Share
Diluted Net Income (Loss) Per Share - GAAP	$0.05	$0.08	$(1.18)	$(0.19)	$(0.15)	$(1.44)
Diluted Net Income Per Share - Non-GAAP	$0.25	$0.30	$0.19	$0.14	$0.21	$0.84

GAAP gross margin in the fourth quarter was 85 percent. Non-GAAP gross margin in the fourth quarter was 88 percent. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to the decline in license revenue attributed to the business model transition and higher cloud-related costs.

GAAP operating expenses were flat compared to the fourth quarter last year and non-GAAP operating expenses decreased 1% compared to the fourth quarter last year.

Total GAAP spend (cost of revenue plus operating expenses) was $658 million, an increase of 1 percent compared to the fourth quarter last year. Total non-GAAP total spend was $582 million, flat compared to the fourth quarter last year.

GAAP operating margin was (1) percent compared to 2 percent in the fourth quarter last year. Non-GAAP operating margin was 10 percent compared to 13 percent in the fourth quarter last year. The changes in both GAAP and non-GAAP operating margin are primarily related to the decline in revenue as well as the changes in respective cost of revenue noted above.

The fourth quarter non-GAAP effective tax rate was 13 percent and lower than expected primarily due to the permanent enactment of the U.S. government R&D tax credit.  The benefit for the entire year was adjusted for in the fourth quarter.

GAAP diluted net loss per share for the fourth quarter was $(0.15). Non-GAAP diluted net income per share for the fourth quarter was $0.21.

For the fourth quarter, the GAAP and non-GAAP share count used to compute basic net (loss) income per share was 225 million. The GAAP share count used to compute diluted net loss per share was 225 million. The non-GAAP share count used to compute diluted net income per share was 229 million.

Autodesk recorded $12 million in GAAP tax expense for the fourth quarter and $306 million in GAAP tax expense for the fiscal year.  For the current fiscal year, Autodesk recorded a non-cash GAAP tax charge of $231 million to establish a valuation allowance on certain U.S. deferred tax assets.  Due to Autodesk's pre-tax U. S. GAAP cumulative loss over the last three years, the company evaluated its deferred tax assets and determined that a valuation allowance was required.  This is a GAAP-only charge and has no impact to cash this year or in the future.  Autodesk will continue to monitor the application of this accounting rule and will consider reversing the valuation allowance when conditions warrant.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Financial Highlights for Fiscal 2016*

•	Total subscriptions increased by approximately 345,000 to 2.58 million.

•	New model subscriptions increased 94 percent and comprised 60 percent of the subscription additions.

•	Total ARR increased 10 percent as reported and 12 percent on a constant currency basis.

•	New model ARR increased 68 percent as reported and 74 percent on a constant currency basis.

•	Total deferred revenue increased 31 percent to $1.52 billion.

•	Total billings increased 5 percent as reported and 11 percent on a constant currency basis.

•	Revenue was flat at $2.50 billion as reported and increased 4 percent on a constant currency basis.

*All numbers are compared to fiscal 2015.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor." Autodesk's business outlook for the first quarter and full year fiscal 2017 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the GAAP and non-GAAP estimates is provided below or in the tables following these prepared remarks.

First Quarter Fiscal 2017

Q1 FY17 Guidance Metrics	Q1 FY17 (ending April 30, 2016)
Revenue (in millions)	$500 - $520
EPS GAAP	($0.98) - ($0.89)
EPS Non-GAAP (1)	($0.17) - ($0.12)
_______________
(1) Non-GAAP earnings per diluted share exclude $0.28 related to restructuring expense, $0.27 related to stock-based compensation expense, between $0.18 and $0.14 of GAAP-only tax charges, and $0.10 for the amortization of acquisition related intangibles, offset by $0.02 for gains on strategic investments.

Full Year Fiscal 2017

FY17 Guidance Metrics	FY17 (ending January 31, 2017)
Revenue (in millions) (1)	$1,950 - $2,050
GAAP Spend (cost of revenue plus operating expenses)	3% - 4%
Non-GAAP Spend (cost of revenue plus operating expenses) (2)	(1%) - flat
EPS GAAP	($3.32) - ($2.91)
EPS Non-GAAP (3)	($0.85) - ($0.60)
Net Subscription Additions	475,000 - 525,000
_______________
(1) Excluding the impact of foreign currency rates and hedge gains/losses revenue guidance would be $2.0 - $2.1 billion.
(2) Non-GAAP spend excludes $234 million related to stock-based compensation expense, $88 million related to restructuring expense, and $67 million for the amortization of acquisition related intangibles.
(3) Non-GAAP earnings per diluted share excludes $1.05 related to stock-based compensation expense, between $0.75 and $0.59 of GAAP-only tax charges, $0.39 related to restructuring expense, and $0.30 for the amortization of acquisition related intangibles, offset by $0.02 for gains on strategic investments.

The majority of the euro, yen and Australian dollar denominated billings for our first quarter fiscal 2017 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our first quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the next four quarters has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

The first quarter and full year fiscal 2017 outlook assume a projected annual effective tax rate of (11) percent and 36.5 percent for GAAP and non-GAAP results, respectively. The increase in our non-GAAP tax rate is driven by the benefit of our non-GAAP U.S. losses offsetting foreign taxes in profitable foreign jurisdictions.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign exchange volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations. The program is to protect budgeted and projected financial performance by mitigating transaction and economic currency risks that impact Autodesk’s consolidated, U.S. dollar after-tax income.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges against gross deferred billings, non-deferred billings and operating expenses separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue or expense is recognized in earnings.

•
On a monthly basis, to mitigate foreign exchange gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies we hedge include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•3ds Max®
•AutoCAD®
•AutoCAD LT®
•AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
•Civil 3D®
•Inventor® products (standalone)
•Map 3D®
•Maya®
•Revit® products (standalone)

“Suites” include the following product classes:

•AutoCAD® Design Suites
•Building Design Suites
•Educational/academic suites
•Entertainment Creation Suites
•Factory Design Suites
•Infrastructure Design Suites
•Inventor® family suites
•Plant Design Suites
•Product Design Suites
•Revit® family suites

“New and Adjacent” includes the following products and services:

•Alias® Design products
•Autodesk® 360 products
•Autodesk® Consulting
•Autodesk® Simulation Mechanical
•Autodesk® Simulation Multiphysics
•Buzzsaw®
•CF Design
•Constructware®
•Consumer products
•Creative Finishing products
•Delcam® products
•Moldflow® products
•Navisworks®
•Scaleform®
•Vault® products
•All other products

Glossary of Terms

Annualized Recurring Revenue: Represents the annualized value of our average monthly recurring revenue for the preceding three months. The “maintenance” captures ARR relating to traditional maintenance attached to perpetual licenses. The “new model” captures ARR relating to desktop, cloud services, and enterprise offerings. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

Annualized Revenue Per Subscription: Is calculated by dividing our annualized recurring revenue by total subscriptions.

Billings: Amounts billed to customers during the current fiscal period net of any partner incentives, hedge gains/losses, or other discounts.

License and Other revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of perpetual licenses, term-based licenses from our desktop subscription and enterprise offerings, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Maintenance: Our maintenance program provides our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance program, customers are eligible to receive unspecified upgrades when and if available, downloadable training courses and online support.  We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Recurring Revenue: Represents the revenue for the period from our maintenance, desktop, cloud services and enterprise license offerings, including portions of revenue allocated to license & other revenue for those offerings. It excludes revenue from Autodesk Consulting Services, and subscription revenue related to education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is captured and may cause variability in the comparison of this calculation.

Subscription revenue: Autodesk subscription revenue consists of three components:  (1) maintenance revenue from our software products; (2) maintenance revenue from our term-based desktop subscription and enterprise offerings; and (3) revenue from our cloud service offerings.

Total Subscriptions: Consists of subscriptions from our Maintenance, Desktop, cloud service and enterprise license offerings that are active and paid as of the quarter end date. For certain cloud based and enterprise license offerings, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include data from education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the quarterly comparisons of this calculation. New Model subscriptions consist of Desktop, cloud service, enterprise license offerings, and subscriptions from Autodesk Shotgun product offerings.  Maintenance subscriptions consist of Maintenance subscriptions and subscriptions from Autodesk Delcam product offerings.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, the impacts of our business model transition, the impact of foreign exchange hedges, and statements regarding our strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2015 and Form 10-Q for the quarter ended October 31, 2015, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2016 Autodesk, Inc. All rights reserved.

Autodesk, Inc.

Other Supplemental Financial Information (a)

Fiscal Year 2016	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2016
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$647	$610	$600	$648	$2,504
License and Other Revenue	$327	$291	$281	$329	$1,227
Subscription Revenue	$320	$319	$319	$320	$1,277

GAAP Gross Margin	86%	85%	85%	85%	85%
Non-GAAP Gross Margin (1)(2)	88%	87%	87%	88%	88%

GAAP Operating Expenses	$533	$512	$524	$563	$2,132
GAAP Operating Margin	3%	1%	(2)%	(1)%	—%
GAAP Net Income (Loss)	$19	$(269)	$(44)	$(33)	$(326)
GAAP Diluted Net Income (Loss) Per Share (b)	$0.08	$(1.18)	$(0.19)	$(0.15)	$(1.44)

Non-GAAP Operating Expenses (1)(3)	$477	$466	$469	502	$1,914
Non-GAAP Operating Margin (1)(4)	15%	11%	9%	10%	11%
Non-GAAP Net Income (1)(5)	$69	$44	$33	48	$194
Non-GAAP Diluted Net Income Per Share (1)(6)(b)	$0.30	$0.19	$0.14	$0.21	$0.84

Total Cash and Marketable Securities	$2,271	$2,952	$2,824	$2,783	$2,783
Days Sales Outstanding	44	59	55	92
Capital Expenditures	$13	$17	$12	$31	$72
Cash Flow from Operating Activities	$87	$77	$80	$170	$414
GAAP Depreciation, Amortization and Accretion	$38	$36	$36	$36	$146

Deferred Subscription Revenue Balance	$930	$1,004	$963	$1,148	$1,148

Revenue by Geography:
Americas	$244	$236	$236	$257	$973
Europe, Middle East and Africa	$245	$226	$225	$238	$935
Asia Pacific	$157	$148	$139	$153	$597
% of Total Rev from Emerging Economies	14%	15%	15%	14%	15%

Revenue by Segment:
Architecture, Engineering and Construction	$237	$233	$225	$254	$949
Manufacturing	$185	$171	$175	$194	$725
Platform Solutions and Emerging Business	$185	$164	$161	$160	$670
Media and Entertainment	$40	$41	$39	$40	$160

Other Revenue Statistics:
% of Total Rev from Flagship	46%	45%	45%	46%	45%
% of Total Rev from Suites	37%	37%	36%	36%	37%
% of Total Rev from New and Adjacent	17%	18%	19%	18%	18%
% of Total Rev from AutoCAD and AutoCAD LT	25%	24%	24%	22%	24%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Billings	$(31)	$(50)	$(36)	$(65)	$(182)
FX Impact on Total Net Revenue	$(22)	$(25)	$(28)	$(35)	$(110)
FX Impact on Cost of Revenue and Total Operating Expenses	$22	$25	$24	$20	$91
FX Impact on Operating Income	$—	$—	$(4)	$(15)	$(19)

Gross Profit by Segment:
Architecture, Engineering and Construction	$217	$210	$202	$229	$857
Manufacturing	$158	$151	$155	$174	$638
Platform Solutions and Emerging Business	$163	$138	$136	$134	$572
Media and Entertainment	$33	$32	$31	$32	$127
Unallocated amounts	$(16)	$(14)	$(15)	$(15)	$(61)

Common Stock Statistics:
GAAP Common Shares Outstanding	227.6	226.2	225.1	224.4	224.4
GAAP Fully Diluted Weighted Average Shares Outstanding	231.7	227.0	225.3	224.7	226.0
Shares Repurchased	1.6	2.1	3.2	1.6	8.5

Subscriptions (in millions):
Total Subscriptions	2.33	2.39	2.47	2.58	2.58

Annualized Recurring Revenue (ARR):
Maintenance Model ARR	$1,141	$1,133	$1,133	$1,121	$1,121
New Model ARR	$180	$204	$221	$255	$255
Total ARR	$1,321	$1,337	$1,354	$1,376	$1,376

(a) Totals may not agree with the sum of the components due to rounding.
(b) Net Income (Loss) Per Share were computed independently for each of the periods presented; therefore the sum of the net income (loss) per share amounts for the quarters may not equal the total for the year.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share and billings. Excluding net billings, these non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. In the case of billings, we reconcile to revenue by adjusting for the change in deferred revenue from the beginning to the end of the period less any deferred revenue balances acquired from business combination(s) during the period and other discounts. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2016
(2) GAAP Gross Margin	86%	85%	85%	85%	85%
Stock-based compensation expense	—%	—%	—%	1%	1%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	88%	87%	87%	88%	88%

(3) GAAP Operating Expenses	$533	$512	$524	$563	$2,132
Stock-based compensation expense	(47)	(38)	(47)	(53)	(185)
Amortization of purchased intangibles	(9)	(8)	(8)	(8)	(33)
Non-GAAP Operating Expenses	$477	$466	$469	$502	$1,914

(4) GAAP Operating Margin	3%	1%	(2)%	(1)%	—%
Stock-based compensation expense	8%	7%	8%	8%	8%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of purchased intangibles	2%	1%	1%	1%	1%
Non-GAAP Operating Margin	15%	11%	9%	10%	11%

(5) GAAP Net Income (Loss)	$19	$(269)	$(44)	$(33)	$(326)
Stock-based compensation expense	50	41	50	56	197
Amortization of developed technology	14	12	12	12	49
Amortization of purchased intangibles	9	8	8	8	33
(Gain) loss on strategic investments	(1)	(2)	—	—	(4)
Discrete GAAP tax (provision) benefit items	(3)	4	1	(2)	1
Establishment of valuation allowance on deferred tax assets	—	231	—	—	231
Income tax effect of non-GAAP adjustments	(19)	19	6	7	13
Non-GAAP Net Income	$69	$44	$33	$48	$194

(6) GAAP Diluted Net Income (Loss) Per Share	$0.08	$(1.18)	$(0.19)	$(0.15)	$(1.44)
Stock-based compensation expense	0.21	0.18	0.22	0.25	0.86
Amortization of developed technology	0.06	0.05	0.05	0.05	0.21
Amortization of purchased intangibles	0.04	0.04	0.03	0.04	0.15
(Gain) loss on strategic investments	—	(0.01)	—	—	(0.01)
Discrete GAAP tax (provision) benefit items	(0.01)	0.02	—	(0.01)	—
Establishment of valuation allowance on deferred tax assets	—	1.01	—	—	1.01
Income tax effect of non-GAAP adjustments	(0.08)	0.08	0.03	0.03	0.06
Non-GAAP Diluted Net Income Per Share	$0.30	$0.19	$0.14	$0.21	$0.84

Reconciliation for Billings:
	Q116	Q216	Q316	Q416	FY16
Year over year change in GAAP net revenue	9%	(4)%	(3)%	(2)%	—%
Change in deferred revenue in the current period	(11)%	10%	(8)%	19%	4%
Change in hedge gain (loss) applicable to billings	4%	2%	—%	(1)%	1%
Change in acquisition related deferred revenue and other	1%	(1)%	2%	(1)%	—%
Year over year change in billings	3%	7%	(9)%	15%	5%

Reconciliation for Subscription Billings
	Q116	Q216	Q316	Q416	FY16
Year-over-year change in GAAP subscription revenue	16%	11%	7%	3%	9%
Change in deferred subscription in the current period	(20)%	31%	(14)%	20%	5%
Change in hedge gain (loss) applicable to subscription billings	5%	4%	1%	(2)%	1%
Change in acquisition related deferred subscription revenue and other	2%	6%	—%	(2)%	1%
Year-over-year change in subscription billings	3%	52%	(6)%	19%	16%

(a) Totals may not agree with the sum of the components due to rounding.

Fiscal Year 2015	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2015
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$593	$637	$618	$665	$2,512
License and Other Revenue	$316	$350	$321	$354	$1,341
Subscription Revenue	$276	$287	$298	$310	$1,171

GAAP Gross Margin	87%	86%	86%	87%	86%
Non-GAAP Gross Margin (1)(2)	89%	89%	89%	89%	89%

GAAP Operating Expenses	$472	$499	$517	$561	$2,049
GAAP Operating Margin	7%	8%	2%	2%	5%
GAAP Net Income	$28	$31	$11	$12	$82
GAAP Diluted Net Income Per Share (b)	$0.12	$0.13	$0.05	$0.05	$0.35

Non-GAAP Operating Expenses (1)(3)	$427	$451	$467	$506	$1,850
Non-GAAP Operating Margin (1)(4)	17%	18%	13%	13%	15%
Non-GAAP Net Income (1)(5)	$74	$82	$58	$59	$272
Non-GAAP Diluted Net Income Per Share (1)(6)(b)	$0.32	$0.35	$0.25	$0.25	$1.17

Total Cash and Marketable Securities	$2,388	$2,169	$2,157	$2,299	$2,299
Days Sales Outstanding	50	52	55	63
Capital Expenditures	$15	$17	$28	$16	$76
Cash Flow from Operating Activities	$219	$96	$136	$257	$708
GAAP Depreciation, Amortization and Accretion	$36	$37	$37	$36	$146

Deferred Subscription Revenue Balance	$848	$839	$839	$937	$937

Revenue by Geography:
Americas	$206	$223	$231	$238	$898
Europe, Middle East and Africa	$226	$244	$238	$273	$980
Asia Pacific	$161	$170	$149	$154	$634
% of Total Rev from Emerging Economies	13%	15%	15%	16%	15%

Revenue by Segment:
Architecture, Engineering and Construction	$196	$218	$217	$242	$873
Platform Solutions and Emerging Business	$212	$208	$188	$189	$797
Manufacturing	$147	$168	$170	$190	$676
Media and Entertainment	$38	$44	$43	$43	$167

Other Revenue Statistics:
% of Total Rev from Flagship	50%	48%	47%	45%	48%
% of Total Rev from Suites	35%	36%	36%	37%	36%
% of Total Rev from New and Adjacent	14%	16%	17%	18%	16%
% of Total Rev from AutoCAD and AutoCAD LT	32%	29%	27%	25%	28%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$(9)	$—	$(4)	$(11)	$(24)
FX Impact on Cost of Revenue and Total Operating Expenses	$2	$(2)	$3	$14	$17
FX Impact on Operating Income	$(7)	$(2)	$(1)	$3	$(7)

Gross Profit by Segment:
Architecture, Engineering and Construction	$176	$196	$194	$220	$786
Platform Solutions and Emerging Business	$191	$185	$167	$169	$712
Manufacturing	$133	$152	$153	$167	$604
Media and Entertainment	$29	$32	$32	$34	$127
Unallocated amounts	$(15)	$(16)	$(15)	$(15)	$(59)

Common Stock Statistics:
Common Shares Outstanding	227.5	227.2	227.2	227.0	227.0
Fully Diluted Weighted Average Shares Outstanding	231.6	232.4	231.5	232.2	232.4
Shares Repurchased	2.0	1.9	1.9	1.1	6.9

Subscriptions (in millions):
Total Subscriptions	1.94	2.01	2.13	2.23	2.23

Annualized Recurring Revenue (ARR):
Maintenance Model ARR	$987	$1,028	$1,071	$1,103	$1,103
New Model ARR	$79	$91	$110	$152	$152
Total ARR	$1,066	$1,119	$1,181	$1,255	$1,255

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share and billings. Excluding net billings, these non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. In the case of billings, we reconcile to revenue by adjusting for the change in deferred revenue from the beginning to the end of the period less any deferred revenue balances acquired from business combination(s) during the period and other discounts. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

Fiscal Year 2015	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2015
(2) GAAP Gross Margin	87%	86%	86%	87%	86%
Stock-based compensation expense	—%	—%	—%	—%	1%
Amortization of developed technology	2%	3%	3%	2%	2%
Non-GAAP Gross Margin	89%	89%	89%	89%	89%

(3) GAAP Operating Expenses	$472	$499	$517	$561	$2,049
Stock-based compensation expense	(32)	(38)	(41)	(46)	(157)
Amortization of purchased intangibles	(11)	(10)	(10)	(9)	(40)
Restructuring charges, net	(2)	(1)	—	—	(3)
Non-GAAP Operating Expenses	$427	$451	$467	$506	$1,850

(4) GAAP Operating Margin	7%	8%	2%	2%	5%
Stock-based compensation expense	6%	6%	7%	8%	7%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of purchased intangibles	2%	2%	2%	1%	1%
Restructuring charges, net	—%	—%	—%	—%	—%
Non-GAAP Operating Margin	17%	18%	13%	13%	15%

(5) GAAP Net Income	$28	$31	$11	$12	$82
Stock-based compensation expense	34	40	43	49	166
Amortization of developed technology	13	15	13	13	53
Amortization of purchased intangibles	11	10	10	9	40
Restructuring charges, net	2	1	—	—	3
Loss on strategic investments	4	3	1	16	23
Discrete GAAP tax provision items	(2)	(3)	(5)	(10)	(19)
Income tax effect of non-GAAP adjustments	(16)	(15)	(15)	(30)	(76)
Non-GAAP Net Income	$74	$82	$58	$59	$272

(6) GAAP Diluted Net Income Per Share	$0.12	$0.13	$0.05	$0.05	$0.35
Stock-based compensation expense	0.14	0.18	0.19	0.21	0.71
Amortization of developed technology	0.06	0.06	0.06	0.05	0.23
Amortization of purchased intangibles	0.05	0.04	0.04	0.04	0.17
Restructuring charges, net	0.01	—	—	—	0.01
Loss on strategic investments	0.02	0.01	—	0.07	0.10
Discrete GAAP tax provision items	(0.01)	(0.01)	(0.02)	(0.04)	(0.08)
Income tax effect of non-GAAP adjustments	(0.07)	(0.06)	(0.07)	(0.13)	(0.32)
Non-GAAP Diluted Net Income Per Share	$0.32	$0.35	$0.25	$0.25	$1.17

Reconciliation for Billings:
	Q115	Q215	Q315	Q415	FY15
Year over year change in GAAP net revenue	4%	13%	11%	13%	10%
Change in deferred revenue in the current period	8%	12%	13%	2%	8%
Change in hedge gain (loss) applicable to billings (c)	(1)%	(1)%	—%	2%	—%
Change in acquisition related deferred revenue and other	(2)%	2%	1%	(2)%	—%
Year over year change in Billings	9%	26%	25%	15%	18%

Reconciliation for Subscription Billings
	Q115	Q215	Q315	Q415	FY15
Year-over-year change in GAAP subscription revenue	12%	15%	15%	17%	15%
Change in deferred subscription revenue in the current period	14%	14%	17%	2%	10%
Change in hedge gain (loss) applicable to subscription billings (c)	(2)%	(1)%	1%	2%	—%
Change in acquisition related deferred subscription revenue and other	(6)%	1%	(1)%	(5)%	(3)%
Year-over-year change in subscription billings	18%	29%	32%	16%	22%

(c) Prior period was adjusted to conform with current period's presentation to include the effects from hedging on total net billings.